MINIMUM FEE $50.00
If the authorized capital is                          [FILED
increased in excess of fifty
thousand dollars
($50,000.00), the filing fee                        FEB 16 1999
shall be an amount equal to
one-tenth of one percent                         OKLAHOMA SECRETARY
(1/10th of 1%) of such                               OF STATE
increase.


FILE IN DUPLICATE
PRINT CLEARLY

                                   AMENDED
                         CERTIFICATE OF INCORPORATION
                     (AFTER RECEIPT OF PAYMENT OF STOCK)

TO: OKLAHOMA SECRETARY OF STATE
      2300 N. Lincoln Blvd., Room 101, State Capitol Building
      Oklahoma City, Oklahoma 73105-4897
      (405)-522-4560

PLEASE NOTE: This form MUST be filed with a letter from the Oklahoma Tax Commission, Franchise Tax Department, stating that the franchise tax, due yearly, has been paid for the current fiscal year.

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.    A. The name of the corporation is:

2TheMart. com, Inc.

B.    As amended: The name of the corporation has been changed to:

N/A

(Please Note: The new name of the corporation MUST contain one of the following words: association, company, corporation, club, foundation, fund, incorporated, institute, society, union, syndicate or limited or one of the abbreviations co., corp., inc. or ltd.)

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

Paracorp Incorporated 217 N. Harvey, #213 Oklahoma City, Oklahoma
73102

3.    The duration of the corporation is: Perpetual

[RECEIVED
FEB 16 1999
OKLAHOMA SECRETARY
OF STATE]

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

NUMBER OF SHARES            SERIES           PAR VALUE PER SHARE
                            (If any)  (Or, if without par value, so state)

COMMON      50,000,000                             $0.0001
PREFERRED   25,000,000                             $0.0001

5. Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

      That the shares of Common stock of tile Corporation be increased from 25,000,000 shares, par value, $0.0001, to 50,000,000 shares, par value $0.0001

      That the registered agent for service of process be changed to Paracorp Incorporated, 217 N. Harvey, #213, Oklahoma City, Oklahoma 73102

That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be.
advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).

      IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this ___________ day of 19__.


/s/Dominic Magliarditi
By     President

Dominic Magliarditi

ATTEST:

/s/Dominic Magliarditi
By    Secretary

Dominic Magliarditi